UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2015

FAR EAST ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	0-32455	88-0459590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 N. Sam Houston Parkway East, Suite 230, Houston, Texas	77060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 598-0470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On November 10, 2015, Far East Energy Corporation (the “Company”) commenced a bankruptcy case (the “Chapter 7 Case”) by filing a voluntary petition for relief under the provisions of chapter 7 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).   The Chapter 7 Case is entitled “In re Far East Energy Corporation.” As a result of the filing of the Chapter 7 Case, a Chapter 7 trustee will be appointed by the Bankruptcy Court and will assume control of the Company.  The assets of the Company will be liquidated in accordance with the Code. The Company’s board of directors, after spending considerable time and effort attempting to sell or restructure the Company and not being successful, concluded that no viable options remained for implementing a restructuring, or obtaining financing, and that the Chapter 7 case was the only alternative available.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 7 Case constituted an event of default under the terms of that certain Facility Agreement, dated November 28, 2011, as amended from time to time (the “Facility Agreement”), that certain Term Loan Facility Agreement, as amended from time to time (the “Term Loan Facility Agreement”), dated September 29, 2015, and that certain Indenture, dated January 15, 2013, for the Senior Secured Notes due 2016 (the "Indenture"), each among the Company, its wholly-owned subsidiary Far East Energy (Bermuda), Ltd. and the other parties thereto. As of the date hereof, approximately $23.2 million, $10.8 million and $89.1 million of principal and accrued but unpaid interest remains outstanding under the Facility Agreement, the Term Loan Facility Agreement and the Indenture, respectively. The filing of the Chapter 7 Case is an event of default under each of the Facility Agreement, the Term Loan Facility Agreement and the Indenture, and the amount outstanding under the Indenture has become immediately due and payable as a result of the filing of the Chapter 7 Case.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Each of the directors of the Company, Mr. Donald A. Juckett, Mr. William A. Anderson, Mr. C. P. Chiang, Mr. John C. Mihm, Mr. Thomas E. Williams, and Mr. Michael R. McElwrath, resigned as a member of the Company’s board of directors effective immediately upon the filing of the Chapter 7 Case. The resignations are not the result of any disagreement with the Company regarding the Company’s operations, policies, or practices, but are because of the filing of the Chapter 7 Case. The Chapter 7 trustee will assume control over the assets of the Company, effectively eliminating the authority and powers of the board of directors of the Company.

Each of the officers of the Company, Mr. McElwrath, Chief Executive Officer and President, and Ms. Jennifer D. Whitley, Chief Financial Officer and Secretary, ceased to be officers and employees of the Company effective immediately upon the filing of the Chapter 7 Case. Mr. McElwrath and Ms. Whitley also resigned from their positions with the wholly-owned subsidiary of the Company, Far East Energy (Bermuda), Ltd., in each case effective immediately upon the filing the Chapter 7 Case. The appointment of the Chapter 7 trustee will effectively eliminate the authority and powers of the officers of the Company to act on behalf of the Company. The employment of each of Mr. McElwrath and Ms. Whitley by the Company was also terminated, effective immediately upon the filing of the Chapter 7 Case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2015

Far East Energy Corporation

	By:	/s/ Michael R. McElwrath
Michael R. McElwrath
Former Chief Executive Officer